Curtiss-Wright Corporation
       Script for Conversations with Analysts and Institutional Investors

Curtiss-Wright has entered into an agreement in principle with our largest shareholder, Unitrin that will allow Unitrin to spin-off to its shareholders its ownership position in Curtiss-Wright in a tax-free manner. Unitrin owns approximately 44% of the Company's outstanding shares.

As part of the transaction, subject to the consummation of the transaction, Curtiss-Wright will be making a special dividend to its non-Unitrin shareholders in the amount of 25 cents per share shortly before the spin-off is to occur.

Recapitalization

1. In order for the transaction to be tax-free to Unitrin shareholders, we have agreed to establish an additional class of common stock, Class B, having the right to elect 80% of the Curtiss-Wright Board. This will be the only difference in what will be two classes of Curtiss-Wright common stock. The shares of common stock owned by Unitrin will be converted into the Class B stock and would be entitled to elect a minimum of 80% of the Board of Directors of the company. The remainder of our existing common stock, which is owned by non-Unitrin shareholders, would have the ability to elect no more than 20% of the Board.

2. The Class B stock, which is the class that would elect 80% of the Curtiss-Wright Directors, would be issued to Unitrin in exchange for all of the shares of Common Stock that it currently holds. Unitrin would then distribute its 4.4 million shares of Class B stock to its stockholders.

3. Other than the rights with respect to the election of the Board, the two classes of stock would be identical in all other aspects.

It is important to note that two separate votes are required to approve the recapitalization. First, the merger agreement providing for the recapitalization must be adopted by a majority of Curtiss-Wright's shareholders. In addition, the recapitalization must be approved by more than 50% of Curtiss-Wright's non-Unitrin shareholders voting on the matter. In addition the transaction is subject to Unitrin's receipt of a letter ruling from the Internal Revenue Service with respect to the tax-free status of the distribution to Unitrin shareholders.

We believe that the distribution of Unitrin's Curtiss-Wright shares will have positive long-term benefits:

1. Since 1976, Unitrin has held a significant portion of Curtiss-Wright stock. Unitrin's long-term investment strategy has resulted in a significant portion of Curtiss-Wright's stock being removed from circulation. Due to the size of Unitrin's investment and its investment approach, we believe that Unitrin's ownership has had a negative impact on the liquidity of our stock. The contemplated distribution of Unitrin's position to a broader ownership base is expected to improve our stock's liquidity. This may increase its attractiveness to a broader investor base.

2. The addition of Unitrin's shareholders, which number approximately 8,000, would represent a significant increase in our shareholder base, which now numbers about 3,800. The improvement in the liquidity of the stock and in the size of our shareholder base is expected to attract new sell side analysts in the investment community to follow our stock. The Company views this as a positive aspect to the transaction since it would increase market awareness of Curtiss-Wright and likely lead to a number of new investors as they become aware of our name.

3. A particular issue that has been raised historically by institutional investors is the lack of float that exists in the stock. The spin-off of the Unitrin position will improve float and is expected to improve interest in Curtiss-Wright by institutional investors.

4. An increase in our shareholder base and the exposure we have in the investment community is expected to improve our ability to raise capital in the future when the need arises. This would apply to both equity and debt financing.

5. It is our understanding that other companies that have completed similar transactions have over the long-term experienced improved stock price performance relative to market benchmarks.

It should be noted that for all practical purposes, with an ownership position of 44%, Unitrin has the ability to be very influential in determining the outcome of issues that are placed before the shareholders for a vote. As a matter of fact, the new structure will only impact voting rights regarding the selection of Board Members. It will actually improve shareholder representation as it applies to all other issues. By eliminating Unitrin's concentrated ownership, the voting influence of all other shareholders will actually improve.

In connection with its approval of the recapitalization and spin-off, the Curtiss-Wright Board also announced adoption of a stockholders' rights plan. The plan has been implemented to enhance the ability of Curtiss-Wright's Board to protect the interests of stockholders in the event of an unsolicited proposal to acquire a significant interest in the Company at a price that does not reflect its fair value. In connection with, and to be effective upon completion of the recapitalization and spin-off, Curtiss-Wright will also seek shareholder approval of a series of corporate governance-related changes to its certificate of incorporation, including among other things, the classification of its Board of Directors into three classes serving staggered three-year terms, the elimination of the stockholders' ability to act by written consent or call a special meeting, and the requirement of a two-thirds vote of shareholders to amend certain provisions of the Restated Certificate of Incorporation and the by-laws Approval of these amendments by a majority of our shareholders will also be a condition to the recapitalization.

We feel that this proposed transaction would be beneficial to the Company and its shareholders over the long term by improving the trading characteristics of Curtiss-Wright's stock in the marketplace.